Exhibit 10.27

SALARY CONTINUATION AGREEMENT

This Agreement is made between U.S. Xpress Enterprises, Inc., a Nevada Corporation, herein called the “Company” and Patrick E. Quinn, a resident of Hamilton County, Tennessee, herein referred to as the “Employee.”

Background Facts.

A.            Employee is employed by the Company as an executive.

B.            The Company and the Employee have entered an agreement concerning salary continuation if the Employee is unable to perform his duties.

C.            The parties want to reduce their agreement to writing.

In consideration of the Background Facts and the mutual covenants in this Agreement, the parties agree as follows:

1.                                      Salary Continuation.

A.           On Death.  If the Employee dies, the Company shall pay the Employee’s surviving spouse One Hundred Percent (100%) of his base salary until the fifth anniversary of his death.  From the fifth anniversary of his death through the seventh anniversary of his death the Company shall pay the Employee’s surviving spouse Fifty Percent (50%) of his base salary.  From the seventh anniversary of his death through the tenth anniversary of his death, the Company shall pay the Employee’s surviving spouse Twenty Five (25%) of his base salary.  If there is no surviving spouse, the Company has no obligation to pay the Employee’s estate.

B.           On Disability.  If the Employee becomes disabled, the Company shall pay the Employee One Hundred Percent (100%) of his base salary until the fifth anniversary of the disability.  From the fifth anniversary of the disability through the seventh anniversary of the disability the Company shall pay the Employee Fifty Percent (50%) of his base salary.  From the seventh anniversary of his disability through the tenth anniversary of his disability, the Company shall pay Employee Twenty Five (25%) of his base salary.

C.           Benefits. In the event of Employee’s Death or Disability, Employee and his spouse shall be entitled to the same medical, dental and other benefits offered to other executive level employees.

D.            Time of Payment.  The continuing payments for the Employee or the Employee’s spouse shall be made at the time and in the manner of the Company’s normal payroll practices.

2.                                      Disability Defined.  The employee is disabled if he:

(a)         is under a legal decree of incompetency (the date of such decree being deemed to be the date on which such disability occurred for purposes of this Agreement), or

(b)         is under an Agreement Determination of Disability.  An Agreement Determination of Disability means a determination that the Employee, because of medically determinable disease, injury, or other mental or physical disability, is unable to perform his regular duties, and that such disability is determined or reasonably expected to last at least twelve (12) months, based on then available medical information.  The Agreement Determination of Disability shall be based on the written opinion of the physician regularly attending the Employee whose disability is in question.  If the Company disagrees with opinion of such physician (the “First Physician”) the Company may engage, at its own expense, another physician (the “Second Physician”) to examine the Employee whose disability is in question. The Second Physician must confer with the First Physician and, if they, together, agree in writing that the Employee is or is not disabled, their written opinion is conclusive as to such disability.  If the First and Second Physicians do not agree, they must choose a third consulting physician (the expense of which is borne by the Company) and the written opinion of a majority of these three (3) is conclusive as to such disability.  The date of any written opinion which is conclusive as to such disability is the date on which such disability, if that is the conclusion, shall be deemed to have occurred.

In conjunction with the Paragraph, the Employee consents to such examination, to furnish medical information requested by any examining physician, and to waive any applicable physician patient privilege that may arise because of such examination.  All physicians, except the First Physician, selected hereunder must be Board-Certified in the specialty most closely related to the nature of the disability alleged to exist.

3.                                      Amendment.  This Agreement may be amended only by a document signed by each of the parties.

4.                                      Law Governing.  This Agreement and the construction thereof is governed by and interpreted in accordance with the laws of the State of Tennessee.

5.                                      Attorneys’ Fees.  If because of a dispute between the parties, either party is required to retain the services of a lawyer to obtain performance of the other party to the Agreement, the prevailing party, in addition to all other damages, will be entitled to collect reasonable attorneys’ fees and expenses in connection with such representation.

6.                                      Severability. Invalidity or unenforceability of nay provision of this Agreement shall not affect the other provisions and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

7.                                      Binding Effect. This Agreement is binding on the parties, their heirs, legal representatives, successors and assigns.

8.                                      Entire Agreement. This Agreement is the entire Agreement of the parties concerning this matter and supersedes all prior negotiations or agreement or both. There are no other agreements written or oral concerning this subject matter.

Dated:	3-21-08

U.S. Xpress Enterprises, Inc.		Employee:

By:	/s/ Max L. Fuller	/s/ Patrick E. Quinn